NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Sale of Its Pigment Dispersion Business

Spartanburg, South Carolina, March 12, 2009...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, stainless steel pipe, vessels and process equipment, announces that on March 6, 2009, the Company entered into a Purchase Agreement to sell the pigment dispersion business of Organic Pigments, LLC (“OP”). The sale includes substantially all of OP’s assets for a purchase price approximately equal to their net book value as of the date of sale, and any gain or loss resulting from the disposition will not be material. As part of the Agreement, the Company will continue to toll manufacture pigments for a transitional period of up to one year. OP will continue to produce and sell chemical dispersions utilizing some of its existing equipment, and is attempting to introduce new chemical dispersions directed at the latex and rubber industries, as well as other selected targeted customers. Management believes that divesting the pigment dispersion business will free up resources and working capital allowing them to focus on activities more in line with the remaining specialty chemicals operations.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Greg Bowie at (864) 596-1535